Exhibit 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REACHES $614 MILLION SETTLEMENT WITH THE U.S. DEPARTMENTS OF JUSTICE, HOUSING AND URBAN DEVELOPMENT, AND VETERANS AFFAIRS, AND THE FEDERAL HOUSING ADMINISTRATION

Settlement Releases Company from False Claims Act and FIRREA Liability

New York, February 4, 2014 – JPMorgan Chase & Co. today announced that it has reached a settlement with the United States Attorney’s Office for the Southern District of New York, the Federal Housing Administration (FHA), the United States Department of Housing and Urban Development (HUD) and the United States Department of Veterans Affairs (VA) resolving claims relating to the Firm’s participation in federal mortgage insurance programs overseen by FHA, HUD and VA.

The settlement represents another significant step in the Firm’s efforts to put historical mortgage-related issues behind it. Under the settlement, JPMorgan Chase will pay $614 million in cash and agree to enhance its quality control program for loans that are submitted in the future to FHA’s Direct Endorsement Lender program. This settlement also releases the Firm from False Claims Act, FIRREA and other civil and administrative liability for FHA and VA insurance claims that have been paid to JPMorgan Chase since 2002 through the date of the settlement. The company believes it is fully reserved for the settlement and any financial impact related to exposure on future claims is not expected to be significant.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Media Contact: Amy Bonitatibus (212) 270-5398

Investor Relations Contact: Sarah Youngwood (212) 270-7325